Exhibit 99.1

For:                                               From:
EVCI Career Colleges Incorporated                  Gregory FCA Communications
For More Information Contact:                      Analyst Contact:
Dr. John J. McGrath                                Kathy Keyser or Joe Crivelli
Chief Executive Officer & President                610-642-8253
914-787-3500

EVCI Career Colleges Reports Record Results for 2003 Fourth Quarter and Year-End

Year End Results to Show Diluted EPS of $0.31 (Basic EPS of $0.35), with Revenues up 31%, and Income from Operations up 287%

Yonkers, NY. February 23, 2004 - EVCI Career Colleges Incorporated (Nasdaq:EVCI) today reported unaudited preliminary financial results for the fourth quarter and year ended December 31, 2003.

Fourth quarter 2003 revenues were $5.8 million, up 15% from $ 5.0 million last year. Fourth quarter net income available to common stockholders was $ 2.2 million, or basic earnings per share of $0.20 and diluted earnings per share of $0.19. This represents a swing of $2.6 million from last year's fourth quarter net loss of $ 0.4 million.

Full year 2003 revenues were $ 20.2 million, up 31% percent from $ 15.4 million last year. Full year 2003 net income available to common stockholders was $2.6 million, or basic earnings per share of $0.35 and diluted earnings per share of $0.31. This represents a swing of $5.8 million from last year's net loss of $
3.2 million. In achieving these results, EVCI reduced total operating expenses as a percentage of revenue by 5% in 2003 versus 2002. EVCI also increased income from continuing operations by 287%, from $.4 million in 2002 to $1.5 million in 2003. Net income for 2003 includes a $2.0 million federal income tax benefit EVCI expects to realize upon utilization of its net operating loss carry-forward.

Dr. John J. McGrath, CEO and President, commented that 2003 was, by far, the best year ever and produced EVCI's first full year of net income. "Our operating results were outstanding and we substantially improved our balance sheet. We exceeded our goals."

Dr. McGrath further commented, "It is noteworthy that all of our 2003 growth was generated by an organic same site enrollment increase of 28% to 5,250 full time students from 4,110 in 2002. This enrollment growth represents an increase of new students and improved retention of existing students. The growth in 2003 did not occur by increasing tuition, adding new Interboro college sites, or through acquisition of other post-secondary institutions."

Moreover, Dr. McGrath pointed out that the 4th quarter included the conversion of Series B Convertible Preferred Stock into common stock and the payment of $1.8 million of Series B dividends along with a $0.9 million note held by the Series B holders.

Dr. Arol I. Buntzman, Chairman, commented on the significant improvement of EVCI's balance sheet during 2003. "Highlights include an increase in stockholders equity by $4.5 million to $7 million as well as an increase of current assets of $ 1 million and a decrease of current liabilities of $1 million. This swing of $2 million improved our current ratio from 1.0:1 to 1.6:1. We accomplished our balance sheet improvement and our overall growth through increased revenue generation, expense reductions as a percentage of our revenue and equity infusions."

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